L a w   O f f i c e s   o f   C o o m b s  L.L.C.

Abel R. Coombs

Attorney & Counselor at Law
ColoradoNew YorkCalifornia
5732  South Jasper Way, Ste. 1, Centennial, CO 80015
Drct.720.253.3328/CoombsLLC@Yahoo.com

December 15, 2015

Re:           Punch TV Studios, Inc. / Offering Statement on Form 1-A
Opinion Letter - Legality

To the Purchasers– Common Stock

Ladies and Gentlemen:

The Law Offices of Coombs LLC has acted as legal counsel for Punch TV Studios, Inc., a Delaware corporation (the “Company”), in connection with issuance and potential sale on of shares of the Company’s Common Stock (the “Shares”) by public offering as registered with Securities Exchange Commission of the United States of America, the Securities Act of 1933 – Small Businesses, as amended, and Regulation A (17 CFR 230.251 et seq.)  This Opinion Letter is delivered pursuant the requirements of Regulation A (17 CFR 230.251 et seq.).

A. Documents Examined:

We have examined the following documents (the “Documents”):

i.
 the Certificate of Incorporation of the Company, as amended to date, certified by the Delaware Secretary of State as of December 15, 2015 and certified to us by the principal officer of the Company, as being complete and in full force and effect as of the date of this opinion letter;

ii.	the Bylaws of the Company, certified to us by the officer of the Company as being complete and in full force and effect as of the date of this opinion letter;

iii.	Chief Executive Officer Employment Agreement, certified to us by the officer of the Company as being complete and in full force and effect as of the date of this opinion letter;

iv.	Inventory of Martial Arts TV, certified to us by the officer of the Company as being complete and in full force and effect as of the date of this opinion letter;

v.	Board of Directors Resolutions Approving Employment, certified to us by the officer of the Company as being complete and in full force and effect as of the date of this opinion letter;

vi.	Punch TV Studios Shareholder Resolutions, certified to us by the officer of the Company as being complete and in full force and effect as of the date of this opinion letter; and

vii.	a Good Standing Certificate with respect to the Company, issued by the Delaware Secretary of State on December 15, 2015;

B. Certain Assumptions:

We have assumed, for purposes of the opinions set forth below, that:

(a) The information provided by the Company pursuant to Regulation A (17 CFR 230.251 et seq.). in connection with the offer and sale of the Shares is accurate and complete;

(b) The Company’s representations to us that the Company and its agents have made no offer to sell the Shares by means of any general solicitation or in connection with the publication of any advertisement relating to such an offer, and no offer or sale of the Shares has been made or will be made in any where such offer or sale would be contrary to applicable law are accurate and complete;

(c) The representations and warranties made by the Company and all prior purchasers of the Company’s securities given in connection with the sale of such securities are accurate and complete;

(d) The Company is not disqualified from relying on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and provided by Regulation A (17 CFR 230.251 et seq.)

C. Opinion:

Based on the foregoing, and subject to the qualifications set forth in Section E (“Certain Qualifications”) below, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware, and he Company is eligible to transact business in its headquarters State of California and any other state of the United States of America.

2. The Company has the corporate power to enter into and perform its obligations under each of the Documents.

3. The Company’s authorized capitalization consists of (a) 1,000,000,000 shares of Common Stock.

4. 75,000,000 shares are issued and outstanding. The issued and outstanding shares of Common Stock are: i. legally and validly issued, ii. fully paid, and iii. non-assessable.

5. The 50,000,000 Shares to be issued by public sale shall be:

i. legally and validly issued, ii. fully paid for in the normal course business, and iii. non-assessable.

.6. The sale and issuance of the Shares by the Company by public sale, shall NOT:

i. violate the Certificate of Incorporation;

ii. Company Bylaws;

7. The sale and issuance of Shares will NOT result in a breach of or constitute a default by the Company under any internal agreements, but excluding (i) financial covenants and similar provisions therein requiring financial calculations or determinations to ascertain compliance or (ii) provisions relating to the occurrence of a “material adverse event” or “material adverse change” or words or concepts to similar effect;

8.  The sale and issuance of Shares will NOT violate any judgment, order or decree applicable to the Company of any court or arbitrator within the jurisdiction of the Securities Exchange Commission of the United States of America or

9. Based on, and assuming the accuracy of, the representations of each of the principal officer, and Board of Director the Shares and the examined documents the proposed Shares qualify for exemption status pursuant to the Securities Act of 1933 – Small Businesses, as amended, and Regulation A (17 CFR 230.251 et seq.).

D. Confirmation:

We are not representing the Company in any action or proceeding that is pending, or overtly threatened in writing by a potential claimant, that seeks to enjoin the transaction or challenge the validity of the issuance of Company Shares.

E. Certain Qualifications:

Our opinions are limited to the federal law of the United States, and the Delaware General Corporation Law but in each case only to laws that in our experience are typically applicable to transactions of the type exemplified the Securities Act of 1933 – Small Businesses, as amended, and Regulation A (17 CFR 230.251 et seq.). We express no opinion with respect to compliance with any law, rule or regulation that as a matter of customary practice is understood to be covered only when an opinion refers to it expressly. Without limiting the generality of the foregoing and except as specifically stated herein, we express no opinion on local or municipal law, antitrust, unfair competition, environmental, land use, antifraud, tax, pension, labor, employee benefit, health care, margin, privacy, insolvency, fraudulent transfer, antiterrorism, money laundering, racketeering, criminal and civil forfeiture, foreign corrupt practices, foreign asset or trading controls, or investment company laws. We express no opinion on any securities laws except as expressly stated in Section C (“Opinions”). The law covered by this opinion letter is referred to herein as the “Covered Law.”

Our opinions are subject to the following additional qualifications:

1. Our opinions are subject to (a) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally; and (b) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

2. Where a statement is qualified by “to our knowledge” or any similar phrase, that knowledge is limited to the actual knowledge of lawyers currently in this firm who have been involved in representing the Company  the issuance Shares pursuant to the Securities Act of 1933 – Small Businesses, as amended, and Regulation A (17 CFR 230.251 et seq.). Except as otherwise expressly indicated, we have not undertaken any independent investigation to determine the accuracy of any such statement, and no inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Company.

3. We advise you that, on statutory or public policy grounds, waivers or limitations of the following may not be enforced: (i) broadly or vaguely stated rights, (ii) the benefits of statutory, regulatory or constitutional rights, (iii) unknown future defenses, and (iv) rights to one or more types of damages.

4 The opinions above relating to the fully paid status of all of the issued shares of capital stock of the Company are based, without independent verification, on the representation in the principal Officer to the effect that the Company has received the consideration in the amount and form approved by the Company’s Board of Directors prior to the issuance of each outstanding share of capital stock of the Company.

5. With respect to the equity capitalization opinion set forth in Section C (“Opinions”),  please note that we do not maintain any of the Company’s stock records. Such records are maintained by the Company and we do not have any control over the procedures used by the Company for issuing and transferring shares of the Company’s capital stock. Accordingly, in giving the equity capitalization opinion, we have relied without further investigation on:

(a) the Certificate of Incorporation,

(b) the Bylaws,

(c) resolutions Board of Directors, and stockholders of the Company delivered to us by the Company for the purposes of giving this opinion, and

(d) our review of the stock records of the Company maintained by the Company.

We have not undertaken to verify the accuracy and completeness of that information other than by reviewing the documents. Accordingly, our opinion on the number and character of issued and outstanding securities means that, based upon the examination referred to above, the Capitalization Records are consistent with the information as to the number and character of outstanding securities that is set forth in Section C (“Opinions”).

6. We express no opinion as to whether the members of the Company’s Board of Directors or officers have complied with their fiduciary duties in connection with (a) the fiduciary duties of majority stockholders, or (b) the rights of minority stockholders with respect to issuance of Shares.

This Opinion Letter may be relied on solely by potential purchasers of shares for use in evaluating the legality of the Shares by Punch TV Studios Inc., a Delaware corporation.  This Opinion Letter may not be relied on by any other party or for any other purpose without our prior written consent.

Very truly yours,

Law Offices of Coombs LLC / CoombsLLC

Sincerely,

/s/ Abel R. Coombs
Abel R. Coombs